Exhibit 10.2

Verigy US, Inc 10100 North Tantau Avenue Cupertino California, 95014-2540 www.Verigy.com

November 17, 2010

Jorge Titinger

Dear Jorge:

Congratulations!

Verigy is pleased to offer you a promotion to the position of Chief Executive Officer (“CEO”) effective January 1, 2011. As of, and contingent upon, the closing of the proposed transactions (together, the “Transaction”) pursuant to the Agreement and Plan of Merger between Verigy and LTX-C and related parties (the “Merger Agreement”), you will hold the position of Co-CEO of the ultimate parent entity following such transactions (either HoldCo or Verigy, in either case, the “Company”). In this position, you will report to the Board of Directors.

Compensation

To compensate you for the challenges you will be expected to conquer and the contributions you will make to the success of the Company, your Total Rewards program has been modified, effective January 1, 2011, as follows:

Base Salary

Your base salary will be increased to $47,917.00 per month (equivalent to $575,004 per annum), subject to standard payroll deductions and withholdings.

Non-Qualified Stock Options (NQSO)

On your promotion date, you will automatically receive an additional Verigy non-qualified share option grant for 18,100 ordinary shares. This option shall be divided into four tranches, each representing  1/4 of the total shares covered by the option. The exercise price of the first tranche will be the fair market value of Verigy’s ordinary shares on the third trading day after your promotion date. The exercise prices of the second, third and fourth tranches will be the fair market value of Verigy’s ordinary shares on the third trading day following the announcement of our quarterly financial results for the three fiscal quarters following your promotion date. The first, second, third and fourth tranches of the option grant will become vested and exercisable in 16, 15, 14, and 13 equal quarterly installments, respectively. This option grant has been approved by the Compensation Committee of Verigy’s Board of Directors and is subject to the terms of Verigy’s 2006 Equity Incentive Plan. You will be provided with a copy of the Notice of Share Option Award detailing the terms and conditions of the option grant.

November 17, 2010

Jorge Titinger

Promotion Offer Letter

Restricted Stock Units (RSUs)

On your promotion date, you will automatically receive a Verigy Restricted Share Unit (RSU) grant for 7,300 shares. RSUs represent a right to receive Verigy shares after vesting, and do not require any payment by you. Your RSUs will vest quarterly on each February 15, May 15, August 15, and November 15 for a total of four years of vesting.

Upon vesting, you may elect to hold or sell your Verigy shares. The Company will automatically withhold the number of shares required to cover your tax withholding obligations as the RSUs vest.

Pay for Results

Your compensation package includes an increase in your target variable pay opportunity to 80% of your salary.

Amendment to Severance Agreement. In connection with your promotion and effective as of January 1, 2011, your First Amended and Restated Severance Agreement, dated December 18, 2008 (the “Severance Agreement”) is hereby amended as follows:

Section 2.6 of the Severance Agreement is hereby amended and restated as follows:

“2.6	Stock Award Acceleration upon Termination before Change in Control.

(a) Executive’s Stock Options that are outstanding as of the date of a Termination Event described in this Article II shall become fully vested upon the occurrence of such Termination Event and exercisable so long as Executive complies with the restrictions and limitations set forth in Article V. The Stock Options shall remain exercisable until the earlier of (i) the fifteen month anniversary of the date of the Termination Event or (ii) the expiration of each option in accordance with its original terms provided, in either case, that Executive complies with his/her obligations under Article V of this Agreement. The term “Stock Options” shall not include any rights of Executive under the Company’s 2006 Employee Shares Purchase Plan or similar plans.

(b) Executive’s Restricted Stock awards that are outstanding as of the date of a Termination Event described in this Article II shall become fully vested and free from any contractual rights of the Company to repurchase or otherwise reacquire the Restricted Stock as a result of Executive’s termination of employment. All shares of Restricted Stock that have not yet been delivered to Executive or his/her designee (whether because subject to

November 17, 2010

Jorge Titinger

Promotion Offer Letter

joint escrow instructions or otherwise) shall be promptly delivered to Executive or his/her designee upon the occurrence of a Termination Event described in this Article II.

Executive’s Stock Units that are outstanding as of the date of a Termination Event described in this Article II shall become fully vested as a result of Executive’s termination of employment. All Stock Units that have not yet been settled shall be promptly settled, in the form specified in the relevant Stock Unit agreements and relevant stock plans under which the Stock Units were granted, upon the occurrence of a Termination Event described in this Article II.”

Your “Good Reason” definition as defined in the Severance Agreement is hereby amended and restated as follows:

“Good Reason” means: (i) a reduction of Executive’s rate of compensation as in effect on the Effective Date of this Agreement or, if a Change of Control has occurred, as in effect immediately prior to the occurrence of a Change of Control, other than reductions in Base Salary that apply broadly to employees of Company or reductions due to varying metrics and achievement of performance goals for different periods under variable-pay programs; (ii) either (A) failure to provide a package of benefits that, taken as a whole, provides substantially similar benefits to those in which Executive is entitled to participate as of the Effective Date (except that employee contributions may be raised to the extent of any cost increases related to such benefits where such increases in employee contributions are broadly applicable to employees of the Company) or (B) any action by Company that would significantly and adversely affect Executive’s participation or reduce Executive’s benefits under any of Company’s benefit plans, other than changes that apply broadly to employees of Company; (iii) a change in Executive’s duties, responsibilities, authority, job title or reporting relationships resulting in a significant diminution of position, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by Company promptly after notice thereof is given by Executive; (iv) a request that Executive relocate to a worksite that is more than 25 miles from his/her prior worksite, unless Executive accepts such relocation opportunity; (v) a failure or refusal of a successor to the Company to assume Company’s obligations under this Agreement, as provided in Section 9.9; (vi) a material breach by the Company or any successor to the Company of any of the material provisions of this letter or (vii) Executive’s resignation at the request of 2/3rds of the Board. For purposes of clause (iii) of the immediately preceding sentence, Executive’s duties, responsibilities, authority, job title or reporting relationships shall be considered to be significantly diminished (and therefore shall constitute “Good Reason”) if (1) Executive no longer performs substantially the same functional role for Company as Executive performed immediately prior to the occurrence of the Change of Control of an entity whose equity securities are

November 17, 2010

Jorge Titinger

Promotion Offer Letter

publicly traded, (2) the Company hires, appoints, or promotes any person other than Executive to the role of sole Chief Executive Officer, or (3) Executive’s position is changed such that Executive no longer reports directly to the Board; provided, however, that prior to terminating your employment for Good Reason under clause (iii) of the immediately preceding sentence solely as a result of the entity for which Executive is providing services not being an entity whose securities are publicly traded, Executive shall notify the successor entity of his/her intention to so terminate his/her employment and shall provide the successor entity with a reasonable period of time, not to exceed 90 days, to negotiate terms of employment which meet Executive’s requirements. If, at the end of the notice and negotiation period, the parties are unable to arrive at mutually satisfactory terms and conditions of employment, then Executive may exercise his/her right to termination for Good Reason as a result of no longer serving in a comparable role with a company whose securities are publicly traded.”

No Good Reason. By signing this letter, you confirm and agree that your change in title from President and Chief Operating Officer of Verigy to CEO of Verigy on January 1, 2011 and then to Co-CEO of the Company following the closing of the Transaction pursuant to this letter and any related change in duties, responsibilities, authority or reporting relationship that are commensurate with your then current position do not and will not constitute “Good Reason” within the meaning of the Severance Agreement, any similar agreement or any agreement or plan governing any stock option, restricted stock, restricted stock unit or other equity award granted to you.

This letter, along with your Severance Agreement (as amended hereby) and any confidentiality and/or invention assignment agreement with Verigy or the Company (or any predecessor), represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. Except as amended hereby, your Severance Agreement will continue in full force and effect.

November 17, 2010

Jorge Titinger

Promotion Offer Letter

We hope that you are pleased with this change and wish you continued success at Verigy. Please acknowledge your acceptance of this promotion by signing this letter and returning it to me.

Sincerely,

/s/ Keith Barnes
Keith Barnes
Chairman of the Board

Acceptance & Acknowledgment:

I agree to and accept continued employment with Verigy and/or the Company, as applicable, on the terms and conditions set forth in this letter.

Accepted:	Date:

/s/ Jorge Titinger	November 17, 2010
Jorge Titinger

cc:	Personnel File